Exhibit 4.22

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (this “Agreement”) has been executed by and among the following parties on June 29, 2023 in Beijing, the People’s Republic of China (“China” or the “PRC”):

Party A: Zhejiang Baijiashilian Technology Co., Ltd. (the “Pledgee”), a wholly foreign-owned enterprise, organized and existing under the laws of the PRC, with its registered address at Room 106-10, Building 1, No. 611 Yunxiu South Road, Wuyang Street, Deqing County, Huzhou City, Zhejiang Province (Moganshan National Hi-tech Zone);

Party B: Shanghai Shenhui Xinqi Enterprise Management Partnership Enterprise (limited partnership) (the “Pledgor”), an enterprise organized and existing under the laws of the PRC; and

Party C: BaiJiaYun Group Co., Ltd., an enterprise organized and existing under the laws of the PRC, with its registered address at Room 2280, Building 2, Incubator, Zhongguancun Software Park, Haidian District, Beijing.

In this Agreement, each of Pledgee, Pledgor and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1．	As of the date of this Agreement, Pledgor holds 25,609,781.5 yuan of the registered capital of Party C. Party C acknowledges the respective rights and obligations of Pledgor and Pledgee under this Agreement, and intends to provide any necessary assistance in registering the Pledge.

2．	Pledgee is a wholly foreign-owned enterprise established and registered in China. Pledgee and Party C have executed an Exclusive Technical and Consulting Service Agreement (as defined below); Pledgee, Pledgor and Party C have executed an Exclusive Option Agreement (as defined below); Pledgor has issued a Power of Attorney (as defined below) to Pledgee.

3．	To ensure that Party C and Pledgor fully perform their obligations under the Transaction Documents (as defined below), Pledgor hereby pledges to the Pledgee all of the equity interest he holds in Party C.

The Parties have executed this Agreement to secure Party C’s obligations under the Transaction Documents (as defined below).

1.	Definitions

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1	Pledge: shall refer to the security interest granted by Pledgor to Pledgee pursuant to Article 2 of this Agreement, i.e., the right of Pledgee to be compensated on a preferential basis for the proceeds from conversion, auction or sales price of the Equity Interest pledged by Pledgor to Pledgee.

1.2	Equity Interest: shall refer to the equity interests currently held by Pledgor in the registered capital of Party C and all the equity interest hereafter acquired by Pledgor in Party C.

1.3	Term of Pledge: shall refer to the term set forth in Section 3 of this Agreement.

1.4	Transaction Documents: shall refer to the Exclusive Technical and Consulting Service Agreement executed by and between Party C and the Pledgee on June 29, 2023 (the “Exclusive Technical and Consulting Service Agreement”); the Exclusive Option Agreement executed by and among the Pledgors, Party C and the Pledgee on June 29, 2023 (the “Exclusive Option Agreement”); and the Power of Attorney issued by the Pledgors to the Pledgee on June 29, 2023 (the “Power of Attorney”) and any modification, amendment and restatement to the aforementioned documents.

1.5	Contract Obligations: shall refer to all obligations of Pledgors under the Exclusive Option Agreement, the Power of Attorney and this Agreement; all obligations of Party C under the Exclusive Technical and Consulting Service Agreement, the Exclusive Option Agreement and this Agreement.

1.6	Secured Indebtedness means all direct, indirect and derivative losses and losses of anticipated profits suffered by Pledgee, resulting from any Event of Default under the Transaction Documents by Pledgors and/or Party C. The amount of such losses shall be determined in accordance with the reasonable business plan and profit forecast of the Pledgee, the service fees payable by Party C under the Exclusive Technical and Consulting Service Agreement, damages for breach under the Transaction Documents and relevant expenses, and all costs incurred by the Pledgee in connection with its enforcement of the Contractual Obligations of the Pledgors and/or Party C.

1.7	Event of Default: shall refer to any of the circumstances set forth in Section 7 of this Agreement.

1.8	Notice of Default: shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.

2.	Pledge

2.1	Pledgor hereby agrees to pledge to the Pledgee the Equity Interest pursuant to this Agreement as the guarantee for performance of Contract Obligations and payment of Secured Indebtedness by Pledgor and Party C. Party C hereby assents that Pledgor pledges the Equity Interest to the Pledgee pursuant to this Agreement.

2.2	Pledgee is entitled to receive dividends distributed on the Equity Interest during the term of Pledge. Pledgor may receive dividends distributed on the Equity Interest only with prior written consent of Pledgee. Dividends received by Pledgor on Equity Interest after deduction of individual income tax paid by Pledgor shall be, as required by Pledgee, (1) deposited into an account designated and supervised by Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to make any other payment; or (2) unconditionally donated to Pledgee or any other person designated by Pledgee to the extent permitted under applicable PRC laws.

2.3	Pledgor may subscribe for capital increase in Party C only with prior written consent of Pledgee. Any equity interest obtained by Pledgor as a result of the subscription of the increased registered capital of the Company shall also be deemed as Equity Interest. Pledgor and Party C shall complete the Company registration in accordance with Section 3.1 of this Agreement.

2.4	In the event that Party C is required to be liquidated or dissolved in accordance with the mandatory provisions of PRC laws, any interest distributed to Pledgor upon Party C’s dissolution or liquidation shall be, upon the request of the Pledgee, (1) deposited into an account designated and supervised by Pledgee and used to secure the Contract Obligations and pay the Secured Indebtedness prior and in preference to make any other payment; or (2) unconditionally donated to Pledgee or any other person designated by Pledgee to the extent permitted under applicable PRC laws.

3.	Term of Pledge

3.1	The Pledge shall become effective on such date when the pledge of the Equity Interest contemplated herein has been registered with relevant market regulatory authority. The Pledge shall be continuously valid until all Contract Obligations have been fully performed and all Secured Indebtedness have been fully paid. The Pledge shall be continuously valid until all payments due under the Equity Interest contemplated herein have been fulfilled by Party C. Pledgor and Party C shall (1) register the Pledge in the shareholders’ register of Party C within 3 business days following the execution of this Agreement, and (2) submit an application to the relevant market regulatory authority for the registration of the Pledge of the Equity Interest contemplated herein within thirty (30) business days following the execution of this Agreement. The Parties covenant that if required by the market regulatory authority, for the purpose of registration of the Pledge, the Parties hereto and all other shareholders of Party C shall submit to the relevant market regulatory authority this Agreement or an equity interest pledge contract in the form required by the market regulatory authority of location of Party C which shall truly reflect the information of the Pledge hereunder (the “AIC Pledge Contract”). Provided, however, that all pledges of the Equity Interest shall be subject to the provisions of this Agreement. Pledgor and Party C shall submit all necessary documents and complete all necessary procedures, as required by the PRC laws and regulations and the competent market regulatory authority, to ensure that the Pledge of the Equity Interest shall be registered with the relevant market regulatory authority as soon as possible after filing.

3.2	During the Term of Pledge, in the event Pledgor and/or Party C fails to perform the Contract Obligations or pay Secured Indebtedness, Pledgee shall have the right, but not the obligation, to exercise the Pledge in accordance with the provisions of this Agreement.

4.	Custody of Records for Equity Interest subject to Pledge

4.1	During the Term of Pledge set forth in this Agreement, Pledgor shall deliver to Pledgee’s custody the capital contribution certificate for the Equity Interest and the shareholders’ register containing the Pledge within one week from the execution of this Agreement. Pledgee shall have custody of such documents during the entire Term of Pledge set forth in this Agreement.

5.	Representations and Warranties of Pledgor and Party C

As of the execution date of this Agreement, Pledgor and Party C hereby jointly and severally represent and warrant to Pledgee that:

5.1	Pledgor is the sole legal and beneficial owner of the Equity Interest.

5.2	Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement.

5.3	Pledgor and Party C each have full power, capacity and authority to execute and deliver this Agreement, and to perform their obligations hereunder. Once executed, this Agreement constitutes the legal, valid and binding obligation of Pledgor and Party C, enforceable against them in accordance with its terms.

5.4	Except for the Pledge, Pledgor has not placed any security interest or other encumbrance on the Equity Interest.

5.5	Pledgor and Party C have obtained any and all approvals and consents from government authorities and third parties (if required) for execution, delivery and performance of this Agreement.

5.6	The execution, delivery and performance of this Agreement will not: (1) violate any applicable PRC laws; (2) be inconsistent with Party C’s articles of association, bylaws or other organizational documents; (3) cause the violation of any contract or instrument to which it is a party or which is binding on it, or constitute any breach under any contract or instrument to which it is a party or which is binding on it; (4) cause any violation of any condition for the grant and/or continued effectiveness of any license or permit issued to either of them; or (5) cause the suspension, revocation or imposition of additional conditions to any license or permit issued to either of them.

6.	Covenants of Pledgor and Party C

6.1	During the term of this Agreement, Pledgor and Party C hereby jointly and severally covenant to the Pledgee:

6.1.1	Pledgor shall not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest or any portion thereof, without the prior written consent of Pledgee; Party C shall not consent or assist any of the foregoing actions, except for the performance of the Transaction Documents;

6.1.2	Pledgor and Party C shall comply with the provisions of all laws and regulations applicable to the pledge of rights, and within five (5) days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request or upon consent of Pledgee;

6.1.3	Pledgor and Party C shall promptly notify Pledgee of any event or notice received by Pledgor that may have an impact on the Equity Interest or any portion thereof, as well as any event or notice received by Pledgor that may have an impact on any guarantees and other obligations of Pledgor arising out of this Agreement.

6.1.4	Party C shall complete the registration formalities for extension of the term of operation within three (3) months prior to the expiration of such term to perpetuate the validity of this Agreement.

6.2	Pledgor agrees that the Pledge Right acquired by Pledgee in accordance with this Agreement shall not be interrupted or harmed by Pledgor or any representative of Pledgor or any other persons through any legal proceedings.

6.3	To protect or perfect the security interest granted by this Agreement for the Contract Obligations and Secured Indebtedness, Pledgor hereby undertakes to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee. Pledgor also undertakes to perform and to cause other parties who have an interest in the Pledge to perform actions required by Pledgee, to facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with Pledgee or designee (s) of Pledgee (natural persons/legal persons). Pledgor undertakes to provide Pledgee within a reasonable time with all notices, order sand decisions regarding the Pledge that are required by Pledgee.

6.4	Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, Pledgor shall indemnify Pledgee for all losses resulting therefrom.

7.	Event of Breach

7.1	The following circumstances shall be deemed Event of Default:

7.1.1	Pledgor’s any breach to any obligations under the Transaction Documents and/or this Agreement.

7.1.2	Party C’sany breach to any obligations under the Transaction Documents and/or this Agreement.

7.2	Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, Pledgor and Party C shall immediately notify Pledgee in writing accordingly.

7.3	Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to Pledgee’s satisfaction within twenty (20) days after the Pledgee delivers a notice to the Pledgor and/or Party C requesting ratification of such Event of Default, Pledgee may issue a Notice of Default to Pledgor in writing at any time thereafter, demanding the Pledgor to immediately exercise the Pledge in accordance with the provisions of Section 8 of this Agreement.

8.	Exercise of Pledge

8.1	Pledgee shall issue a written Notice of Default to Pledgor when it exercises the Pledge.

8.2	Subject to the provisions of Section 7.3, Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 8.1. Once Pledgee elects to enforce the Pledge, Pledgor shall cease to be entitled to any rights or interests associated with the Equity Interest.

8.3	After Pledgee issues a Notice of Default to Pledgee in accordance with Section 8.1, Pledgee may exercise any remedy measure under applicable PRC laws, the Transaction Documents and this Agreement, including but not limited to being paid in priority with the Equity Interest based on the monetary valuation, auction or sale of the Equity Interest. Pledgee shall not be liable for any loss incurred by its duly exercise of such rights and powers.

8.4	The proceeds from exercise of the Pledge by Pledgee shall be used to pay for tax and expenses incurred as a result of disposing the Equity Interest to perform Contract Obligations and pay the Secured Indebtedness to the Pledgee prior and in preference to any other payment. After the payment of the aforementioned amounts, the remaining balance shall be returned to Pledgor or any other person who have rights to such balance under applicable laws or be deposited to the local notary institution where Pledgor resides, with any fees incurred being borne by Pledgor. To the extent permitted under applicable PRC laws, Pledgor shall unconditionally donate the aforementioned proceeds to Pledgee or any other person designated by Pledgee.

8.5	The Pledgee shall have the right, at its option, to exercise any of its remedies for breach of contract simultaneously or successively. The Pledgee shall not be required to exercise other remedies for breach of contract before its exercise of the right to be repaid in priority out of the proceeds from the conversion, auction or sale of the pledged Equity hereunder.

8.6	Pledgee is entitled to designate an attorney or other representatives to exercise the Pledge on its behalf, and Pledgor or Party C shall not raise any objection to such exercise.

8.7	When Pledgee disposes of the Pledge in accordance with this Agreement, Pledgor and Party C shall provide necessary assistance to enable Pledgee to enforce the Pledge in accordance with this Agreement.

9.	Liability for Breach of Contract

9.1	If Pledgor or Party C materially breaches any term of this Agreement, Pledgee shall have the right to terminate this Agreement and/or require Pledgor or Party C to indemnify Pledgor or Party C for all damages; this Article 9 shall not prejudice any other rights of Pledgee hereunder;

9.2	Pledgor or Party C shall not have any right to terminate this Agreement in any event unless otherwise required by applicable laws.

10.	Transfer

10.1	Without Pledgee’s prior written consent, Pledgor and Party C shall not have the right to assign or delegate their rights and obligations under this Agreement.

10.2	This Agreement shall be binding on Pledgor and its successors and permitted assigns, and shall be valid with respect to Pledgee and each of its successors and assigns.

10.3	At any time, Pledgee may assign any and all of its rights and obligations under the Transaction Documents and this Agreement to its designee (s), in which case the assigns shall have the rights and obligations of Pledgee under the Transaction Documents and this Agreement, as if it were the original party to the Transaction Documents and this Agreement.

10.4	In the event of change of Pledgee due to assignment, Pledgor and/or Party C shall, at the request of Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement, and register the same with the relevant market supervision and administration authority.

10.5	Pledgor and Party C shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Transaction Documents, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of Pledgor with respect to the Equity Interest pledged hereunder shall not be exercised by Pledgor except in accordance with the written instructions of Pledgee.

11.	Termination

11.1	Upon the fulfillment of all Contract Obligations and the full payment of all Secured Indebtedness by Pledgor and Party C, Pledgee shall release the pledge under this Agreement upon Pledgor’s request as soon as reasonably practicable and cooperate with the relevant market supervision and administration authority for the deregistration of the Pledge with the relevant market supervision and administration authority.

11.2	The Parties agree that, this Agreement and the rights and obligations hereunder shall terminate upon Party B no longer holding any equity interest in Party C.

11.3	The provisions under Sections9, 13, 14 and this Section 11.2 of this Agreement shall survive the termination of this Agreement.

12.	Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C.

13.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (1) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (2) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities, provided that such Party shall notify the other Party in writing immediately after such disclosure; or (3) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

14.	Governing Law and Resolution of Disputes

14.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

14.2	In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to Beijing International Arbitration Center for arbitration, in accordance with its arbitration rules in effect at the time of applying for arbitration. The arbitration award shall be final and binding on all Parties. The arbitration shall be Beijing, and the language of the arbitration shall be Chinese.

14.3	Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

15.	Notices

15.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(1)	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

(2)	Notices given by e-mail or facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission (if any)).

15.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A: Zhejiang Baijiashilian Technology Co., Ltd.

Address: Room 2173, 1/F, Incubator Building 2, Beijing Zhongguancun Software Park, Wang Dongbei, Haidian District, Beijing

Attn: [***]

Telephone: [***]

E-mail: [***]

Party B: Shanghai Shenhui Xinqi Enterprise Management Partnership Enterprise (limited partnership)

Address: Floor 3, Building 2, Zhongchun Road 7001, Minhang District, Shanghai

Attn: [***]

Telephone: [***]

E-mail: [***]

Party C: BaiJiaYun Group Co., Ltd.

Address: Room 2C 2280, Incubator Building 2, Zhongguancun Software Park, Haidian District, Beijing

Attn: [***]

Telephone: [***]

E-mail: [***]

15.3	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

16.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

17.	Appendices

The appendices set forth herein shall be an integral part of this Agreement.

18.	Effectiveness

18.1	This Agreement shall become effective upon execution by the Parties and remain effective until fully performed until the performance of all contractual obligations and repayment of all guaranteed liabilities.

18.2	Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after the affixation of the signatures or seals of the Parties. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

18.3	The Parties agree that, after the completion of the execution of this Agreement, the Parties confirm and warrant that the Equity Interest Pledge Agreement with respect to the pledge of equity interests in BaiJiaYun Group Co., Ltd. dated January 2, 2023 shall be automatically terminated and rescinded, and relevant pledge shall be governed by this Agreement.

19.	Language and Counterparts

This Agreement shall be executed in five (5) originals by the Parties hereto, with each Party holding one original and the remaining originals for completion of industrial and commercial registration. All the originals shall have the same legal effect. This Agreement may be executed in one or more counterparts.

INWITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party A: Zhejiang Baijiashilian Technology Co., Ltd. (Seal)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Legal Representative

Signature Page of the Equity Interest Pledge Agreement

INWITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party B: Shanghai Shenhui Xinqi Enterprise Management Partnership Enterprise (limited partnership)

By:	/s/ Zhang Xin
Name:	Zhang Xin
Title:	Executive Partner

Signature Page of the Equity Interest Pledge Agreement

INWITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Interest Pledge Agreement as of the date first above written.

Party C: BaiJiaYun Group Co., Ltd. (Seal)

By:	/s/ Ma Yi
Name:	Ma Yi
Title:	Legal Representative

Signature Page of the Equity Interest Pledge Agreement

Appendices:

1.	Exclusive Technical and Consulting Service Agreement

2.	Exclusive Option Agreement

3.	Power of Attorney

Appendices